Exhibit 99

Best Buy Reports Better-Than-Expected Third Quarter Results

Domestic Comparable Sales Increased 2.0% on Top of 22.6% Last Year

GAAP Diluted EPS Increased 35% to $2.00

Non-GAAP Diluted EPS Increased 1% to $2.08

Raises Full-Year Enterprise Comparable Sales Growth Outlook to a

Range of 10.5% to 11.5%

MINNEAPOLIS, November 23, 2021 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week third quarter ended October 30, 2021 (“Q3 FY22”), as compared to the 13-week third quarter ended October 31, 2020 (“Q3 FY21”).

	Q3 FY22	Q3 FY21
Revenue ($ in millions)
Enterprise	$11,910	$11,853
Domestic segment	$10,985	$10,850
International segment	$925	$1,003
Enterprise comparable sales % change[1]	1.6%	23.0%
Domestic comparable sales % change[1]	2.0%	22.6%
Domestic comparable online sales % change[1]	(10.1)%	173.7%
International comparable sales % change[1]	(3.0)%	27.3%
Operating Income
GAAP operating income as a % of revenue	5.6%	4.7%
Non-GAAP operating income as a % of revenue	5.8%	6.1%
Diluted Earnings per Share ("EPS")
GAAP diluted EPS	$2.00	$1.48
Non-GAAP diluted EPS	$2.08	$2.06

For GAAP to non-GAAP reconciliations of the measures referred to in the above table, please refer to the attached supporting schedule.

“We delivered record Q3 results, including 2% Domestic comparable sales on top of 22.6% last year, as our leaders continued to drive new ways of operating and our employees continued to do amazing things to support our customer’s technology needs in knowledgeable, fast and convenient ways,” said Corie Barry, Best Buy CEO. “Our omnichannel capabilities and our ability to inspire and support across all of technology in a way no one else can means we are uniquely positioned to seize the opportunity in this environment and in the future.”

“More people continue to sustainably work, entertain, cook and connect at home, and while customers are returning to stores, digital sales were still more than double pre-pandemic levels, and phone, chat and in-home sales continued to grow,” Barry continued. “During the third quarter, we reached our fastest small-package online shipping times ever as our same-day delivery was up 400% and we nearly doubled the percent of products delivered within one day compared to last year.”

“We are looking forward to a strong holiday season and believe we are extremely well-positioned with both the tech customers want and fast and convenient ways to get it,” said Matt Bilunas, Best Buy CFO. “We are committed to driving initiatives that will deliver future growth and our Q4 outlook reflects continued investments in our new membership program, technology, advertising and our health strategy.”

Financial Outlook

The company is providing the following Enterprise outlook:

Q4 FY22:

•	Revenue of $16.4 billion to $16.9 billion
•	Comparable sales growth of -2.0% to +1.0%
•	Non-GAAP gross profit rate[2] decline of approximately 30 basis points to last year
•	Non-GAAP SG&A2 dollar growth of approximately 8% to last year
•	Non-GAAP effective income tax rate[2] of approximately 24.0%

FY22:

•	Revenue of $51.8 billion to $52.3 billion compared to the prior outlook of $51.0 billion to $52.0 billion
•	Comparable sales growth of 10.5% to 11.5% compared to the prior outlook of 9% to 11% growth
•	Non-GAAP gross profit rate[2] slightly higher than last year, which remains unchanged
•	Non-GAAP SG&A2 growth of approximately 9.5% compared to the prior outlook of 9% growth
•	Non-GAAP effective income tax rate[2] of approximately 20.0%, which remains unchanged
•	Share repurchases of more than $2.5 billion, which remains unchanged

Domestic Segment Q3 FY22 Results

Domestic Revenue

Domestic revenue of $10.99 billion increased 1.2% versus last year. The increase was primarily driven by comparable sales growth of 2.0%, which was partially offset by the loss of revenue from permanent store closures in the past year.

From a merchandising perspective, the largest drivers of comparable sales growth on a weighted basis were appliances, home theater and mobile phones. These positive drivers were partially offset by a decline in computing.

Domestic online revenue of $3.44 billion decreased 10.1% on a comparable basis, and as a percentage of total Domestic revenue, online revenue decreased to approximately 31.3% versus 35.2% last year.

Domestic Gross Profit Rate

Domestic gross profit rate was 23.4% versus 24.0% last year. The gross profit rate decrease of approximately 60 basis points was primarily due to (1) lower product margin rates, which were driven by lapping low levels of promotions, product damages and returns last year, as well as increased inventory shrink; and (2) lower services margin rates, which included rate pressure associated with the company’s new Totaltech membership offering. The previous items were partially offset by higher profit-sharing revenue from the company’s private label and co-branded credit card arrangement.

Domestic Selling, General and Administrative Expenses (“SG&A”)

Domestic GAAP SG&A was $1.96 billion, or 17.9% of revenue, versus $1.95 billion, or 18.0% of revenue, last year. On a non-GAAP basis, SG&A was $1.94 billion, or 17.6% of revenue, versus $1.93 billion, or 17.8% of revenue, last year. Both GAAP and non-GAAP SG&A increased primarily due to higher advertising expense and increased technology investments, which were partially offset by lapping last year’s $40 million donation to the Best Buy Foundation and lower incentive compensation.

International Segment Q3 FY22 Results

International Revenue

International revenue of $925 million decreased 7.8% versus last year. This decrease was primarily driven by the loss of revenue from exiting Mexico and a comparable sales decline of 3.0% in Canada. These items were partially offset by the benefit of approximately 450 basis points of favorable foreign currency exchange rates.

International Gross Profit Rate

International GAAP gross profit rate was 25.0% versus 19.0% last year. On a non-GAAP basis, the gross profit rate was 25.0% versus 22.6% last year. The higher GAAP and non-GAAP gross profit rates were primarily driven by improved product margin rates in Canada, and sales mixing out of Mexico, which had a lower gross profit rate than Canada. The higher GAAP gross profit also included the impact of lapping $36 million of inventory markdowns associated with the company’s decision to exit its operations in Mexico last year.

International SG&A

International SG&A was $171 million, or 18.5% of revenue, versus $175 million, or 17.4% of revenue, last year. SG&A decreased primarily due to the company’s exit of its Mexico operations, which was partially offset by the impact of foreign exchange rates and increased store payroll expense in Canada.

Dividends and Share Repurchases

In Q3 FY22, the company returned a total of $577 million to shareholders through share repurchases of $405 million and dividends of $172 million. On a year-to-date basis, the company has returned a total of $2.25 billion to shareholders through share repurchases of $1.73 billion and dividends of $522 million.

Today, the company announced its board of directors has authorized the payment of a regular quarterly cash dividend of $0.70 per common share. The quarterly dividend is payable on January 4, 2022, to shareholders of record as of the close of business on December 14, 2021.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on November 23, 2021. A webcast of the call is expected to be available at www.investors.bestbuy.com,  both live and after the call.

Notes:

(1) Comparable sales include revenue from all stores that were temporarily closed or operating an enhanced curbside-only operating model as a result of COVID-19. The method of calculating comparable sales varies across the retail industry, including the treatment of store closures as a result of COVID-19. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods. On November 24, 2020, the company announced its decision to exit its operations in Mexico. As a result, all revenue from Mexico operations has been excluded from the comparable sales calculation beginning in fiscal December FY21. For additional information on comparable sales, please see our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”), and available at www.investors.bestbuy.com.

(2) A reconciliation of the projected non-GAAP gross profit rate, non-GAAP SG&A and non-GAAP effective income tax rate, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; price-fixing settlements; goodwill impairments; gains and losses on investments; intangible asset amortization; certain acquisition-related costs; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “assume,” “estimate,” “expect,” “intend,” “foresee,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: the duration and scope of the COVID-19 pandemic and its resurgence and the impact on demand for our products and services, levels of consumer confidence and our supply chain; the effects and duration of steps we have taken and will continue to take in response to the pandemic, including the implementation of our interim and evolving operating model; actions governments, businesses and individuals have taken and will continue to take in response to the pandemic and their impact on economic activity and consumer spending; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers), our expansion strategies, our focus on services as a strategic priority, our reliance on key vendors and mobile network carriers, our ability to attract and retain qualified employees, changes in market compensation rates, risks arising from statutory, regulatory and legal developments, macroeconomic pressures in the markets in which we operate, failure to effectively manage our costs, our reliance on our information technology systems, our ability to prevent or effectively respond to a privacy or security breach, our ability to effectively manage strategic ventures, alliances or acquisitions, our dependence on cash flows and net earnings generated during the fourth fiscal quarter, susceptibility of our products to technological advancements, product life cycle preferences and changes in consumer preferences, economic or regulatory developments that might affect our ability to provide attractive promotional financing, interruptions and other supply chain issues, catastrophic events, health crises, pandemics, our ability to maintain positive brand perception and recognition, product safety and quality concerns, changes to labor or employment laws or regulations, our ability to effectively manage our real estate portfolio, constraints in the capital markets or our vendor credit terms, changes in our credit ratings, any material disruption in our relationship with or the services of third-party vendors, risks related to our exclusive brand products and risks associated with vendors that source products outside of the U.S., including trade restrictions or changes in the costs of imports (including existing or new tariffs or duties and changes in the amount of any such tariffs or duties) and risks arising from our international activities.

A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the SEC, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on March 19, 2021 and its Quarterly Reports on Form 10-Q filed with the SEC. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Carly Charlson
mollie.obrien@bestbuy.com	carly.charlson@bestbuy.com

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ and shares in millions, except per share amounts)

(Unaudited and subject to reclassification)

Three Months Ended			Nine Months Ended
October 30, 2021		October 31, 2020	October 30, 2021	October 31, 2020
Revenue	$11,910	$11,853	$35,396	$30,325
Cost of sales	9,108	9,058	27,069	23,295
Gross profit	2,802	2,795	8,327	7,030
Gross profit %	23.5%	23.6%	23.5%	23.2%
Selling, general and administrative expenses	2,133	2,123	6,130	5,560
SG&A %	17.9%	17.9%	17.3%	18.3%
Restructuring charges	(1)	111	(39)	112
Operating income	670	561	2,236	1,358
Operating income %	5.6%	4.7%	6.3%	4.5%
Other income (expense):
Investment income and other	1	5	7	19
Interest expense	(7)	(11)	(19)	(43)
Earnings before income tax expense and equity in income of affiliates	664	555	2,224	1,334
Income tax expense	166	164	402	352
Effective tax rate	25.1%	29.6%	18.1%	26.4%
Equity in income of affiliates	1	-	6	-
Net earnings	$499	$391	$1,828	$982

Basic earnings per share	$2.02	$1.50	$7.31	$3.79
Diluted earnings per share	$2.00	$1.48	$7.23	$3.74

Weighted-average common shares outstanding:
Basic	246.4	259.8	249.9	259.3
Diluted	249.1	263.7	252.9	262.5

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	October 30, 2021	October 31, 2020
Assets
Current assets:
Cash and cash equivalents	$3,465	$5,136
Short-term investments	-	545
Receivables, net	1,016	1,028
Merchandise inventories	8,553	7,459
Other current assets	486	383
Total current assets	13,520	14,551
Property and equipment, net	2,256	2,265
Operating lease assets	2,688	2,692
Goodwill	986	986
Other assets	652	708
Total assets	$20,102	$21,202

Liabilities and equity
Current liabilities:
Accounts payable	$8,405	$9,110
Unredeemed gift card liabilities	306	278
Deferred revenue	977	788
Accrued compensation and related expenses	703	446
Accrued liabilities	895	968
Current portion of operating lease liabilities	645	685
Current portion of long-term debt	15	670
Total current liabilities	11,946	12,945
Long-term operating lease liabilities	2,102	2,117
Long-term liabilities	553	798
Long-term debt	1,223	1,256
Equity	4,278	4,086
Total liabilities and equity	$20,102	$21,202

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited and subject to reclassification)

	Nine Months Ended
	October 30, 2021	October 31, 2020
Operating activities
Net earnings	$1,828	$982
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization	644	628
Restructuring charges	(39)	112
Stock-based compensation	105	107
Deferred income taxes	(16)	19
Other, net	3	10
Changes in operating assets and liabilities:
Receivables	43	106
Merchandise inventories	(2,924)	(2,300)
Other assets	(12)	(60)
Accounts payable	1,387	3,824
Income taxes	(172)	121
Other liabilities	214	358
Total cash provided by operating activities	1,061	3,907

Investing activities
Additions to property and equipment	(548)	(534)
Purchases of investments	(221)	(620)
Sales of investments	64	-
Other, net	(2)	1
Total cash used in investing activities	(707)	(1,153)

Financing activities
Repurchase of common stock	(1,728)	(62)
Issuance of common stock	28	28
Dividends paid	(522)	(426)
Borrowings of debt	-	1,892
Repayments of debt	(123)	(1,261)
Other, net	(2)	(1)
Total cash provided by (used in) financing activities	(2,347)	170

Effect of exchange rate changes on cash and cash equivalents	6	(8)
Increase (decrease) in cash, cash equivalents and restricted cash	(1,987)	2,916
Cash, cash equivalents and restricted cash at beginning of period	5,625	2,355
Cash, cash equivalents and restricted cash at end of period	$3,638	$5,271

BEST BUY CO., INC.

SEGMENT INFORMATION

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended		Nine Months Ended
Domestic Segment Results	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Revenue	$10,985	$10,850	$32,837	$27,893
Comparable sales % change	2.0%	22.6%	18.3%	7.5%
Comparable online sales % change	(10.1)%	173.7%	(12.5)%	191.4%
Gross profit	$2,571	$2,604	$7,703	$6,509
Gross profit as a % of revenue	23.4%	24.0%	23.5%	23.3%
SG&A	$1,962	$1,948	$5,647	$5,087
SG&A as a % of revenue	17.9%	18.0%	17.2%	18.2%
Operating income	$609	$612	$2,100	$1,377
Operating income as a % of revenue	5.5%	5.6%	6.4%	4.9%

Domestic Segment Non-GAAP Results[1]
Gross profit	$2,571	$2,604	$7,703	$6,509
Gross profit as a % of revenue	23.4%	24.0%	23.5%	23.3%
SG&A	$1,937	$1,928	$5,582	$5,027
SG&A as a % of revenue	17.6%	17.8%	17.0%	18.0%
Operating income	$634	$676	$2,121	$1,482
Operating income as a % of revenue	5.8%	6.2%	6.5%	5.3%

	Three Months Ended		Nine Months Ended
International Segment Results	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Revenue	$925	$1,003	$2,559	$2,432
Comparable sales % change	(3.0)%	27.3%	7.7%	15.1%
Gross profit	$231	$191	$624	$521
Gross profit as a % of revenue	25.0%	19.0%	24.4%	21.4%
SG&A	$171	$175	$483	$473
SG&A as a % of revenue	18.5%	17.4%	18.9%	19.4%
Operating income (loss)	$61	$(51)	$136	$(19)
Operating income (loss) as a % of revenue	6.6%	(5.1)%	5.3%	(0.8)%

International Segment Non-GAAP Results[1]
Gross profit	$231	$227	$618	$557
Gross profit as a % of revenue	25.0%	22.6%	24.2%	22.9%
SG&A	$171	$175	$483	$473
SG&A as a % of revenue	18.5%	17.4%	18.9%	19.4%
Operating income	$60	$52	$135	$84
Operating income as a % of revenue	6.5%	5.2%	5.3%	3.5%

(1)For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.

REVENUE CATEGORY SUMMARY

(Unaudited and subject to reclassification)

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Computing and Mobile Phones	45%	47%	(2.4)%	21.5%
Consumer Electronics	30%	29%	5.5%	21.1%
Appliances	15%	14%	10.9%	39.3%
Entertainment	5%	5%	4.1%	17.5%
Services	5%	5%	(5.6)%	12.7%
Other	-%	-%	N/A	N/A
Total	100%	100%	2.0%	22.6%

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Computing and Mobile Phones	50%	53%	(6.7)%	35.7%
Consumer Electronics	27%	27%	(0.8)%	13.3%
Appliances	9%	9%	(1.8)%	40.1%
Entertainment	6%	5%	15.0%	35.6%
Services	6%	5%	(2.2)%	4.3%
Other	2%	1%	17.0%	22.0%
Total	100%	100%	(3.0)%	27.3%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, presented non-GAAP financial measures include adjustments for items such as restructuring charges, price-fixing settlements, goodwill impairments, gains and losses on investments, intangible asset amortization, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP financial measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended			Three Months Ended
	October 30, 2021			October 31, 2020
	Domestic	International	Consolidated	Domestic	International	Consolidated
Gross profit	$2,571	$231	$2,802	$2,604	$191	$2,795
% of revenue	23.4%	25.0%	23.5%	24.0%	19.0%	23.6%
Restructuring - inventory markdowns[1]	-	-	-	-	36	36
Non-GAAP gross profit	$2,571	$231	$2,802	$2,604	$227	$2,831
% of revenue	23.4%	25.0%	23.5%	24.0%	22.6%	23.9%

SG&A	$1,962	$171	$2,133	$1,948	$175	$2,123
% of revenue	17.9%	18.5%	17.9%	18.0%	17.4%	17.9%
Intangible asset amortization[2]	(20)	-	(20)	(20)	-	(20)
Acquisition-related transaction costs[2]	(5)	-	(5)	-	-	-
Non-GAAP SG&A	$1,937	$171	$2,108	$1,928	$175	$2,103
% of revenue	17.6%	18.5%	17.7%	17.8%	17.4%	17.7%

Operating income (loss)	$609	$61	$670	$612	$(51)	$561
% of revenue	5.5%	6.6%	5.6%	5.6%	(5.1)%	4.7%
Restructuring - inventory markdowns[1]	-	-	-	-	36	36
Intangible asset amortization[2]	20	-	20	20	-	20
Acquisition-related transaction costs[2]	5	-	5	-	-	-
Restructuring charges[3]	-	(1)	(1)	44	67	111
Non-GAAP operating income	$634	$60	$694	$676	$52	$728
% of revenue	5.8%	6.5%	5.8%	6.2%	5.2%	6.1%

Effective tax rate			25.1%			29.6%
Intangible asset amortization[2]			(0.1)%			(1.5)%
Restructuring charges[3]			-%			(3.2)%
Non-GAAP effective tax rate			25.0%			24.9%

	Three Months Ended			Three Months Ended
	October 30, 2021			October 31, 2020
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
GAAP diluted EPS			$2.00			$1.48
Restructuring - inventory markdowns[1]	$-	$-	-	$36	$36	0.14
Intangible asset amortization[2]	20	14	0.06	20	15	0.06
Acquisition-related transaction costs[2]	5	5	0.02	-	-	-
Restructuring charges[3]	(1)	-	-	111	100	0.38
Non-GAAP diluted EPS			$2.08			$2.06

	Nine Months Ended			Nine Months Ended
	October 30, 2021			October 31, 2020
	Domestic	International	Consolidated	Domestic	International	Consolidated
Gross profit	$7,703	$624	$8,327	$6,509	$521	$7,030
% of revenue	23.5%	24.4%	23.5%	23.3%	21.4%	23.2%
Restructuring - inventory markdowns[1]	-	(6)	(6)	-	36	36
Non-GAAP gross profit	$7,703	$618	$8,321	$6,509	$557	$7,066
% of revenue	23.5%	24.2%	23.5%	23.3%	22.9%	23.3%

SG&A	$5,647	$483	$6,130	$5,087	$473	$5,560
% of revenue	17.2%	18.9%	17.3%	18.2%	19.4%	18.3%
Intangible asset amortization[2]	(60)	-	(60)	(60)	-	(60)
Acquisition-related transaction costs[2]	(5)	-	(5)	-	-	-
Non-GAAP SG&A	$5,582	$483	$6,065	$5,027	$473	$5,500
% of revenue	17.0%	18.9%	17.1%	18.0%	19.4%	18.1%

Operating income (loss)	$2,100	$136	$2,236	$1,377	$(19)	$1,358
% of revenue	6.4%	5.3%	6.3%	4.9%	(0.8)%	4.5%
Restructuring - inventory markdowns[1]	-	(6)	(6)	-	36	36
Intangible asset amortization[2]	60	-	60	60	-	60
Acquisition-related transaction costs[2]	5	-	5	-	-	-
Restructuring charges[3]	(44)	5	(39)	45	67	112
Non-GAAP operating income	$2,121	$135	$2,256	$1,482	$84	$1,566
% of revenue	6.5%	5.3%	6.4%	5.3%	3.5%	5.2%

Effective tax rate			18.1%			26.4%
Intangible asset amortization[2]			0.1%			(1.1)%
Restructuring charges[3]			(0.1)%			(0.8)%
Non-GAAP effective tax rate			18.1%			24.5%

	Nine Months Ended			Nine Months Ended
	October 30, 2021			October 31, 2020
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
GAAP diluted EPS			$7.23			$3.74
Restructuring - inventory markdowns[1]	$(6)	$(6)	(0.02)	$36	$36	0.13
Intangible asset amortization[2]	60	44	0.17	60	45	0.17
Acquisition-related transaction costs[2]	5	5	0.02	-	-	-
Restructuring charges[3]	(39)	(27)	(0.11)	112	101	0.39
Non-GAAP diluted EPS			$7.29			$4.43

(1)Represents inventory markdown adjustments recorded within cost of sales associated with the decision to exit operations in Mexico.

(2)Represents charges associated with acquisitions, including: (1) the non-cash amortization of definite-lived intangible assets, including customer relationships, tradenames and developed technology; and (2) acquisition-related transaction and due diligence costs, primarily comprised of professional fees.

(3)Represents charges and subsequent adjustments related to actions taken in the Domestic segment to better align the company’s organizational structure with its strategic focus and the decision to exit operations in Mexico in the International segment.

(4)The non-GAAP adjustments primarily relate to the U.S. and Mexico. As such, the income tax charge is calculated using the statutory tax rate of 24.5% for all U.S. non-GAAP items for all periods presented. There is no income tax charge for Mexico non-GAAP items, as there was no tax benefit recognized on these expenses in the calculation of GAAP income tax expense.

Return on Assets and Non-GAAP Return on Investment

The tables below provide calculations of return on assets ("ROA") (GAAP financial measure) and non-GAAP return on investment (“ROI”) (non-GAAP financial measure) for the periods presented. The company believes ROA is the most directly comparable financial measure to ROI. Non-GAAP ROI is defined as non-GAAP adjusted operating income after tax divided by average invested operating assets. All periods presented below apply this methodology consistently. The company believes non-GAAP ROI is a meaningful metric for investors to evaluate capital efficiency because it measures how key assets are deployed by adjusting operating income and total assets for the items noted below. This method of determining non-GAAP ROI may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Return on Assets ("ROA")	October 30, 2021[1]	October 31, 2020[1]
Net earnings	$2,644	$1,727
Total assets	19,125	17,571
ROA	13.8%	9.8%

Non-GAAP Return on Investment ("ROI")	October 30, 2021[1]	October 31, 2020[1]
Numerator
Operating income - total operations	$3,269	$2,325
Add: Non-GAAP operating income adjustments[2]	148	227
Add: Operating lease interest[3]	108	112
Less: Income taxes[4]	(864)	(653)
Add: Depreciation	775	754
Add: Operating lease amortization[5]	661	665
Adjusted operating income after tax	$4,097	$3,430

Denominator
Total assets	$19,125	$17,571
Less: Excess cash[6]	(3,692)	(3,164)
Add: Accumulated depreciation and amortization[7]	7,090	7,056
Less: Adjusted current liabilities[8]	(10,095)	(8,724)
Average invested operating assets	$12,428	$12,739

Non-GAAP ROI	33.0%	26.9%

(1)

Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the trailing 12 months ended as of each of the balance sheet dates.

(2)

Non-GAAP operating income adjustments include continuing operations adjustments for restructuring charges, intangible asset amortization, acquisition-related transaction costs and price-fixing settlements. Additional details regarding these adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule within the company's quarterly earnings releases.

(3)

Operating lease interest represents the add-back to operating income to approximate the total interest expense that the company would incur if its operating leases were owned and financed by debt. The add-back is approximated by multiplying average operating lease assets by 4%, which approximates the interest rate on the company’s operating lease liabilities.

(4)

Income taxes are approximated by using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. with a statutory rate of 24.5% for the periods presented.

(5)

Operating lease amortization represents operating lease cost less operating lease interest. Operating lease cost includes short-term leases, which are immaterial, and excludes variable lease costs as these costs are not included in the operating lease asset balance.

(6)

Excess cash represents the amount of cash, cash equivalents and short-term investments greater than $1 billion, which approximates the amount of cash the company believes is necessary to run the business and may fluctuate over time.

(7)	Accumulated depreciation and amortization represents accumulated depreciation related to property and equipment and accumulated amortization related to definite-lived intangible assets.
(8)	Adjusted current liabilities represent total current liabilities less short-term debt and the current portions of operating lease liabilities and long-term debt.